Exhibit 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell, Chairman
Spatializer Audio Laboratories, Inc.
investor@spatializer.com
SPATIALIZER AUDIO LABORATORIES ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS
Los Angeles, Calif., May 10, 2007- Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) (the “Company”) announced its financial results for the first quarter ended March 31, 2007.
     Revenues increased to $360,000 for the quarter ended March 31, 2007 compared to $100,000 for the quarter ended March 31, 2006, an increase of 260%. Revenues were comprised of royalties pertaining to the licensing of Spatializer® audio signal processing algorithms and circuit designs. Revenues in the current quarter reflect the extension of a prior year licensing agreement that was renewed in the first quarter of 2007, revenues from which are recognized in the first and will be fully recognized in the second quarter, based on projected life. Other existing revenues are derived from legacy licensing programs and are expected to wind down.
     Net income was $234,000 for the quarter ended March 31, 2007, $0.00 basic and diluted per share, compared to a net loss of ($185,000), ($0.00) per share for the quarter ended March 31, 2006. The increased net income for the current period is primarily the result of the recognition of half the payment received from a major customer to license additional usage rights which had expired in the first quarter of 2007. The remaining cash received was classified as deferred revenue and will be recognized in its entirety next quarter.
     At March 31, 2007, the Company had $726,000 in cash and cash equivalents as compared to $229,000 at December 31, 2006. The increase in cash resulted primarily from the afore-mentioned transaction involving the license of additional units by one licensee. We had working capital of $481,000 at March 31, 2007 as compared with working capital of $242,000 at December 31, 2006
     About Spatializer
     Spatializer Audio Laboratories Inc. was a developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology has been incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. The Company has ceased operations and is awaiting stockholder approval for the sale of its assets. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in Thousand Oaks, CA. Further information may be obtained from Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at investor@spatializer.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, loss of key personnel, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer® is a registered trademark of Desper Products Inc. All other trademarks are the property of their respective owners.
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PART I. FINANCIAL INFORMATION
ITEM I. FINANCIAL STATEMENTS
SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS

	March 31,	December 31,
	2007	2006
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$726,275	$228,940
Accounts Receivable, net	45,551	74,828
Prepaid Expenses and Deposits	41,135	25,073

Total Current Assets	812,961	328,841

Property and Equipment, net	3,213	3,477
Intangible Assets, net	125,682	131,258

Total Assets	$941,856	$463,576

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Note Payable	—	9,670
Accounts Payable	—	32,136
Accrued Wages and Benefits	2,483	3,169
Accrued Professional Fees	15,000	41,900
Accrued Commissions	100	200
Accrued Expenses	1,000	—
Deferred Revenue	313,116	—

Total Current Liabilties	331,699	87,075

Commitments and Contingencies

Shareholders’ Equity:
Common shares, $.01 par value, 48,763,383 shares authorized, 48,763,383 shares issued and outstanding at March 31, 2007 and December 31, 2006.	469,772	469,772
Additional Paid-In Capital	46,441,755	46,441,755
Accumulated Deficit	(46,301,370)	(46,535,026)

Total Shareholders’ Equity	610,157	376,501

	$941,856	$463,576

See notes to consolidated financial statements

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Month Period Ended
	March 31,	March 31,
	2007	2006
Revenues:
Royalty Revenues	$359,684	$100,488

	359,684	100,488
Cost of Revenues	31,493	10,189

Gross Profit	328,191	90,299
Operating Expenses:
General and Administrative	97,157	130,092
Research and Development	—	144,901
Sales and Marketing	—	1,241

	97,157	276,234

Operating Profit(Loss)	231,034	(185,935)
Interest and Other Income	3,041	3,219
Interest and Other Expense	—	—

	3,041	3,219

Income (Loss) Before Income Taxes	234,075	(182,716)
Income Taxes	(418)	(2,400)

Net Income (Loss)	$233,657	$(185,116)

Basic and Diluted Earnings Per Share	$0.00	$(0.00)

Weighted Average Shares Outstanding	48,763,383	48,763,383

See notes to consolidated financial statements
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